March 29, 2000

Touchstone Series Trust
311 Pike Street
Cincinnati OH  45202

Countrywide Strategic Trust
312 Walnut Street
Cincinnati OH  45202

Ladies and Gentlemen:

     This opinion is intended to set forth our conclusions on the federal income tax consequences of the transactions described below.

     Facts and Representations
     -------------------------

     The proposed transaction is part of a series of transactions designed to consolidate the Touchstone and Countrywide mutual fund complexes. Currently, the Touchstone mutual fund complex includes 8 funds, each a series of one investment company, Touchstone Series Trust, a Massachusetts business trust. The Countrywide mutual fund complex includes 18 funds in three investment companies, Countrywide Strategic Trust, Countrywide Investment Trust and Countrywide Tax-Free Trust. These three investment companies are also Massachusetts business trusts.

     Touchstone Advisors, Inc. serves as the investment advisor to each fund in Touchstone Series Trust. Touchstone Advisors is a wholly-owned subsidiary of Western-Southern Life Assurance Company, which is a wholly-owned subsidiary of The Western and Southern Life Insurance Company (the "Company"). The Company is a life insurance company subject to taxation under Subchapter L of the Internal Revenue Code of 1986, as amended (the "Code").

     Touchstone Emerging Growth Fund, Touchstone International Equity Fund, Touchstone Value Plus Fund and Touchstone Growth & Income Fund (the "Touchstone Funds") will be merged with newly-established series (the "Countrywide Funds") in the Countrywide Strategic Trust. Touchstone Emerging Growth Fund and Touchstone International Equity Fund will be merged into separate series of Countrywide Strategic Trust. Both Touchstone Value Plus Fund and Touchstone Growth & Income Fund will be merged into one series of Countrywide Strategic Trust because these Touchstone Funds have similar investment goals and strategies and portfolio holdings.

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Touchstone Series Trust
Countrywide Strategic Trust
March 29, 2000
Page 2

     On or before the transaction's closing date (the "Closing Date") the Touchstone Funds may declare additional dividends or other distributions in order to distribute substantially all of their investment company taxable income and net realized capital gain. On the Closing Date, each Touchstone Fund in Touchstone Series Trust will transfer all of its assets to the Countrywide Fund in Countrywide Strategic Trust that has a corresponding investment objective in exchange for newly created shares of beneficial interest in that Countrywide Fund. The Touchstone Fund will then distribute the shares of the Countrywide Fund to its shareholders.

     In   arriving   at  our   opinions   we  have   relied  on  the   following
representations:

     1. The property that any Countrywide Fund receives in the reorganization from its corresponding Touchstone Fund will not include any shares of beneficial interest in a Fund in Countrywide Strategic Trust or Touchstone Series Trust ("a party to the reorganization" within the meaning of Section 368(b)).

     2. Each Countrywide Fund that receives assets from its corresponding Touchstone Fund with which it is engaging in a reorganization, will continue the historic business of such Touchstone Fund or will use a significant portion of such Touchstone Fund's historic business assets in a business.

     3. The plan of reorganization which is adopted by Countrywide Strategic Trust and Touchstone Series Trust will be based upon business reasons germane to the conduct of each company's business activities.

     4. In each reorganization conducted by a Touchstone Fund and a Countrywide Fund, the fair market value of the voting shares of beneficial interest received by the Touchstone Fund and thereafter distributed to the owners of Touchstone Series Trust will be approximately equal to the fair market value of the assets transferred to the Countrywide Fund. Similarly, the fair market value of the voting shares of beneficial interest received by the owners of a particular Touchstone Fund will be approximately equal to the fair market value of the shares of beneficial interest in Touchstone Series Trust which each owner surrenders.

     5. The liabilities of each Touchstone Fund to be assumed by each corresponding Countrywide Fund were incurred in the ordinary course of business and are associated with the assets to be transferred.

     6. There is no intercorporate indebtedness between any Touchstone Fund and its corresponding Countrywide Fund with which it will engage in the reorganization.

     7. Each Countrywide Fund will continue to conduct the business formerly conducted by the Touchstone Fund with which it engages in a reorganization and, although the Countrywide Fund may dispose of some of the assets acquired by the Touchstone Fund if they are deemed to be held in uneconomically small

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Touchstone Series Trust
Countrywide Strategic Trust
March 29, 2000
Page 3

          quantities, not more than 20% of the assets acquired from the Touchstone Fund will be disposed of immediately for this reason. Further, no Countrywide Fund has any plan or intention to sell or otherwise dispose of the remaining assets of the Touchstone Fund acquired in the reorganization except for dispositions made in the ordinary course of business.

     8. Each Countrywide Fund will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by each Touchstone Fund with which it engages in a reorganization. All redemptions and distributions (except for regular, normal dividends) made by such Touchstone Fund immediately preceding the transfer will be included as assets of such Touchstone Fund immediately prior to the transaction.

     9. After each reorganization, no Countrywide Fund has any plan or intention to reacquire any of the shares of beneficial interest issued in the transaction other than in the ordinary course of its business.

     10. Prior to the reorganization, each Countrywide Fund did not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any shares of beneficial interest in the Touchstone Fund with which it will engage in a reorganization.

     11. The fair market value of the assets in each Touchstone Fund transferred to its corresponding Countrywide Fund will equal or exceed the sum of the liabilities assumed by the Countrywide Fund, plus the amount of liabilities, if any, to which the transferred assets are subject.

     12. No Touchstone Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     13. Each Countrywide Fund and its corresponding Touchstone Fund with which it will engage in a reorganization has qualified as a regulated investment company since its formation, and will continue to be subject to those provisions (Sections 851-855 of the Code) until the consummation of the proposed transaction.

     Based upon the foregoing factual background and representations, we opine that:

     1. The transfer by a Touchstone Fund of all of its assets to the Countrywide Fund with a corresponding investment objective in exchange for voting shares of beneficial interest in that Countrywide Fund followed by a distribution of such voting shares to the owners of the Touchstone Fund will be treated as a "reorganization" under Section 368(a)(1)(C), and the Countrywide Fund and Touchstone Fund are each a "party to a reorganization" within the meaning of Section 368(b) of the Code.

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Touchstone Series Trust
Counstrywide Strategic Trust
March 29, 2000
Page 4

     2. Neither the Countrywide Fund nor the Touchstone Fund will recognize gain or loss in the reorganization described in item 1, above. The basis of the assets contributed to the Countrywide Fund by the Touchstone Fund will be the same in the hands of the Countrywide Fund they were in the hands of the Touchstone Fund. Section 362(b). The holding period of the assets in the hands of the Countrywide Fund will include the period the assets were held by the Touchstone Fund.
          Section 1223(2).

     3. The owners of Touchstone Series Trust who receive shares of beneficial interest of a Countrywide Fund in exchange for their shares of beneficial interest in Touchstone Series Trust will not recognize gain or loss. The basis of the shares of beneficial interest received will be the same as the basis of the shares exchanged therefor. Section
          358. The holding period of the shares received will include the holding period of the shares exchanged therefor, provided that such shares were held as capital assets on the date of the transaction.
          Section 1223(1).

     We express no opinion on the tax ramifications of any transaction which is not undertaken in accordance with the facts as set forth in our opinion letter.

     The opinion set forth above is based upon applicable statutes, regulations, judicial and administrative decisions and interpretations in effect on the date hereof. Any change in any of those authorities could result in a change in our opinion.

                                         Very truly yours,

                                         /s/ FROST & JACOBS LLP
                                         FROST & JACOBS LLP